Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-124165) of Odimo Incorporated and Subsidiaries of our report dated March 9, 2006 with respect to the consolidated financial statements and schedule of Odimo Incorporated and Subsidiaries which appears in the Annual Report on Form 10-K of Odimo Incorporated and Subsidiaries for the year ended December 31, 2005. The report included an explanatory paragraph regarding the Company’s ability to continue as a going concern as of and for the year ended December 31, 2005.
RACHLIN COHEN & HOLTZ LLP
Fort Lauderdale, Florida
March 29, 2006